EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-121940, No. 333-102765, No. 333-102764 and No. 333-85194) of Carmike Cinemas, Inc. of our report dated August 3, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Form 10-K for the year ended December 31, 2005.
PricewaterhouseCoopers LLP
Atlanta, Georgia
August 25, 2006